February 12, 2007

Dr. K.C. Park
c/o eMagin Corporation
10500 NE 8th Street, Suite 1400
Bellevue, WA 98004

As you are aware, the Board of Directors of eMagin Corporation (the “Company”) has appointed you as Interim Chief Executive Officer and President of the Company, effective January 8, 2007.

Until such time as the Company enters into a formal employment agreement with you, at this time, the Compensation Committee and the Board of Directors of the Company is offering you an annual base salary of $300,000 (the “Base Salary”) effective as of January 1, 2007 (the “Effective Date”) plus a quarterly increase in your Base Salary in the amount of $12,500 per fiscal quarter through December 31, 2007. At this time, your Base Salary would be $350,000.00. Further, the Company agrees that it will provide you with the use of a Company credit card with an initial deposit in the amount of $10,000. All travel and expenses for all Directors and Executive Officers must be approved in advance by the Chairman of the board or his designated representative.

Moreover, the Company shall issue to you an aggregate of 250,000 restricted shares of common stock of the Company within 10 business days of the completion of a change of control of the Company, whether occurring as a result of single or multiple events, such as sale of the Company through the sale of stock or equivalent interest representing a majority of the Company, or a sale or transfer of all, or a majority of, the Company’s assets (a “Change in Control”). If a Change in Control transaction is completed, the Company will pay to you an equivalent of three month’s salary unless a senior executive position is offered in the new organization.

The undersigned hereby confirms that the execution of this letter agreement shall serve as the undersigned’s agreement with the terms set forth herein.

On behalf of the Board of Directors and the Company, we believe that you are and will continue to be an invaluable part of the success of the Company and we thank you for all your continued efforts.

EMAGIN CORPORATION

By:	/s/ Thomas Paulsen
Name: Thomas Paulsen
Title: Chairman of the Board and the Compensation Committee

ACKNOWLEDGED AND AGREED:

/s/ K.C. Park

Dr. K.C. Park